SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2005

TESSCO Technologies Incorporated

(Exact name of registrant as specified in its charter)

Delaware	0-24746	52-0729657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11126 McCormick Road, Hunt Valley, Maryland 21031

(Address of principal executive offices) (Zip Code)

(410) 229-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Agreement.

Item 5.02 (b) is incorporated herein by this reference.  The employment letter and termination of employment arrangements with Robert C. Singer, dated September 29, 1999, will expire in connection with his resignation, and no severance or like payments are anticipated.  All Performance Stock Units held by Mr. Singer will terminate upon termination of his employment and prior to being earned, but stock options held by him will remain exercisable to the extent provided under the applicable terms, and under the TESSCO Technologies Incorporated 1994 Amended and Restated Stock and Incentive Plan.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On February 4, 2005, Robert C. Singer resigned from his position as Senior Vice President and Chief Financial Officer of TESSCO Technologies Incorporated. Mr. Singer has accepted an executive position with another company, but will remain with TESSCO until February 18, 2005, to assist in an orderly transition.

(c) On February 7, 2005, David M. Young, 34, was named  acting Chief Financial Officer.  Mr. Young, a certified public accountant, has served as Controller since joining TESSCO in July 1999.  Mr. Young has also served as Vice President and  Corporate Secretary since April 2002 and March 2004, respectively, and continues to serve in those capacities.  Mr. Young’s current annual salary is $155,000.  Mr. Young has been and remains entitled to benefits and participation in TESSCO’s equity and bonus award programs.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TESSCO Technologies Incorporated

By:	/s/ Robert B. Barnhill, Jr.
Robert B. Barnhill, Jr. Chairman, President and Chief Executive Officer

Dated: February 7, 2005